Exhibit 10.38(a)

AMENDMENT TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SPANSION LLC

THIS AMENDMENT (this “Amendment”) TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) OF SPANSION LLC, a Delaware limited liability company (the “Company”), is made and entered into as of May 20, 2005 (the “Amendment Effective Date”), by and between AMD Investments, Inc., a Delaware corporation (“AMD Member”), and Fujitsu Microelectronics Holding, Inc., a Delaware corporation (“Fujitsu Member” and together with AMD Member, the “Members”).

WITNESSETH:

WHEREAS, in accordance with Section 13.1 of the Agreement, the Members hereby desire to amend certain provisions to the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment and intending to be legally bound hereby, the Members hereby agree as follows:

A. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

B. Section 6.4.6 of the Agreement is amended by restating Section 6.4.6 in its entirety as follows:

6.4.6 Any Member who is treated as contributing cash to the Company under Regulation Section 1.1032-3(b) pursuant to an equity incentive plan described in Section 7.16 herein or any similar plan shall be specially allocated an amount of the Company’s corresponding compensation deductions equal to the amount of the deemed cash contribution; provided, that if an income recognition event attributable to an equity incentive plan occurs in respect of an employee of a Company Entity (other than the Company) that is classified as a partnership for United States federal income tax purposes (or as an entity disregarded as separate from a partnership), the Company shall ensure that the Company will be allocated an amount of such Company Entity’s compensation deductions at least equal to the amount of such deemed cash contribution and such compensation deductions (not in excess of the amount of the deemed cash contribution) shall be specially allocated to the contributing Member; and provided further, that if an income recognition event attributable to an equity incentive plan occurs in respect of an employee of a Company Entity that is not classified as a partnership (or as an entity disregarded as separate from a partnership) for United States federal income tax purposes, such contributing Member shall be specially allocated, for the Fiscal Year of the Company which includes the date of such exercise, deductions (which shall consist of a pro rata share of each item of deduction taken into account by the Company in computing Net Profits or Net Losses for such Fiscal Year in accordance with Section 6.1.1 herein) in an amount equal to the amount of the compensation deduction the Company would have had if such employee had been an employee of the Company, but in no event shall such special allocation of deductions with respect to any such employee of any such Company Entity exceed the amount of the contributing Member’s deemed cash contribution pursuant to Regulations Section 1.1032-3(b), determined in accordance with the principles set forth in the following sentence of this Section 6.4.6 with respect to such income recognition event. A Member shall be treated as contributing cash to the Company under Regulation Section 1.1032-3(b) to the extent (x) the fair market value, as of the date of the employee’s income recognition event with respect to any shares of the Member or its Affiliate purchased by or awarded to such employee pursuant to the equity incentive plan described in Section 7.16 herein or any similar plan, exceeds the sum of (y) the amount of cash (if any) paid or to be paid in accordance with Section 7.16 herein by the Company to a Member or its Affiliate (excluding any portion of such amount that is paid as interest pursuant to Section 7.16.1.1 herein) in consideration for such option, restricted stock, or other form of equity-based compensation, multiplied by a fraction the numerator of which is the number of shares transferred to the employee and the denominator of which is the aggregate number of shares subject to the relevant grant of equity-based compensation and (z) the aggregate exercise or purchase price paid with respect to the number of shares purchased by the employee. For purposes of this Section 6.4.6, a Company Entity that is treated as disregarded from the Company for U.S. federal income tax purposes shall be treated as the Company.

C. Section 7.16 of the Agreement is hereby amended by restating Section 7.16 as follows:

7.16 Equity Incentive Plans

7.16.1 Equity Incentive Plans

7.16.1.1 Stock Options Granted On or Prior to the Later of December 26, 2005 or the Date On Which AMD First Becomes Subject to Financial Accounting Statement 123R (the “Specified Date”). The Company will pay AMD, in cash, the value of stock options granted by AMD to employees of a Company Entity on or prior to the Specified Date in accordance with the terms of this Section 7.16.1.1. The value of such stock options will be calculated using the Black-Scholes valuation method using assumptions mutually agreed to by AMD Member and Fujitsu Member as soon as reasonably practicable following the Launch Date and adjusted thereafter as reasonably necessary and as reasonably agreed to by AMD Member and the Company and, during the 4-Year Period, with the consent of Fujitsu Member, which consent shall not be unreasonably withheld or delayed (the “Black-Scholes Value”). The Black-Scholes Value of such stock options payable by the Company to AMD shall initially be reduced by fifteen (15%) percent (the “Discounted Black-Scholes Value”) to take into account the likelihood that optionees of a Company Entity will forfeit and/or fail to exercise a certain number of the stock options issued by AMD. AMD Member and Fujitsu Member shall meet on or about June 30 each year to consider adjustments to the payments made to AMD for stock options granted by AMD to employees of a Company Entity. Factors for adjustments to such payments to AMD include, but are not limited to, the employee turnover rate at a Company Entity, the accounting and tax treatment of the option grants and payments to AMD and the method for determining the value of the AMD stock options. The Company will pay AMD the Discounted Black-Scholes Value of a stock option in sixteen (16) equal quarterly installments plus interest at the applicable federal rate determined in accordance with Section 1274(d) of the Code. The payment of such quarterly installments shall commence on the last day of the quarter following the quarter in which the stock option was granted.

7.16.1.2 Stock Options Granted After the Specified Date and All Other Equity Awards.

(a) The Company will pay AMD, in cash, the value of any stock options granted to any employee of a Company Entity after the Specified Date and the value of all other forms of equity-based compensation (including restricted stock and restricted stock units) granted by AMD to employees of a Company Entity in accordance with the terms of this Section 7.16.1.2.

(b) For stock options granted after the Specified Date and for all other equity-based compensation granted by AMD to employees of a Company Entity, the Company will pay AMD, in cash, an amount equal to the amount of the expense recorded on AMD’s quarterly financial statements in accordance with U.S. GAAP with respect to such form of equity-based compensation. In the event that AMD is not required to recognize an expense in its financial statements for a form of equity-based compensation, the purchase price shall be equal to the estimated value of such form of equity-based compensation. Such estimated value shall be calculated using a method that is mutually agreed upon by the Company, Fujitsu Member and AMD Member, which agreement shall not be unreasonably withheld.

(c) Payments required pursuant to this Section 7.16.1.2 shall be made by the Company within thirty days following the filing by AMD of the 10-Q or 10-K (as applicable) for the quarter in which such expenses are reported, in an amount equal to the expense recorded for such fiscal quarter and attributable to awards under this Section 7.16.1.2 which amount shall be adjusted, if necessary, for any expense reversal reflected on AMD’s financial statements by reason of the forfeiture or termination of any such underlying equity compensation (whether granted in an earlier quarter or the same quarter), but in no event shall any such adjustment duplicate an adjustment already taken into account in determining the expense recorded for the quarter on such quarterly financial statement.

(d) AMD Member and Fujitsu Member shall meet on or about June 30 each year to negotiate in good faith as to whether any adjustments to the amount of the payments required to be made by the Company to AMD pursuant to Section 7.16.1.2(b) are appropriate. In considering whether an adjustment is appropriate, the parties shall consider, without limitation, the employee turnover rate at a Company Entity, the accounting and tax treatment of the equity based compensation and the payments to AMD provided under this Section 7.16.1.2 and the method for determining the value of the AMD equity based compensation. The parties may consider any other relevant factors.

7.16.1.3 Grant Considerations. AMD will consult with the HR Council with respect to grants of stock options and other forms of equity based compensation (including restricted stock and restricted stock units) and will consider the following factors when considering such grants:

(a) whether the eligible employee is U.S.-based or Japan-based, it being understood that U.S.-based employees may receive a greater number of options or units of any other form of equity-based compensation than equivalent Japan-based employees, provided, however, that Japan-based executives at the level of Corporate Director and above will be eligible to receive the same number of stock options or units of any other form of equity-based compensation as their U.S.-based counterparts; and

(b) that all eligible employees on the U.S. payroll at a similar level of employment will have an equitable opportunity to receive option grants or other form of equity-based compensation, regardless of whether the employee previously worked for AMD, FASL (Japan) or Fujitsu;

provided, however, that the actual grant to any employee will reflect such employee’s individual performance.

7.16.2 Merger or Acquisition of the Company or AMD

(a) In the event of any merger, acquisition, consolidation or similar transaction to which the Company is a party (a “Company Transaction”) and in which the AMD stock options or other forms of equity-based compensation issued to Company Entity employees are assumed by a successor entity pursuant to the Company Transaction, the Company shall pay any remaining installments of the agreed-upon purchase price of the options or other forms of equity-based compensation to such successor entity rather than AMD on the same terms and at the same times as set forth in Section 7.16.1.

(b) In the event of any merger, acquisition, consolidation or similar transaction to which AMD is a party (an “AMD Transaction”) and in which the AMD stock options or other forms of equity-based compensation issued to Company Entity employees are assumed by a successor entity pursuant to the AMD Transaction, the Company shall pay any remaining installments of the agreed-upon purchase price of the options or other forms of equity-based compensation to such successor entity rather than AMD on the same terms and at the same times as set forth in Section 7.16.1.

(c) If, in connection with a Company Transaction or an AMD Transaction, the AMD stock options or other forms of equity-based compensation terminate, notwithstanding Section 7.16.1 above, the Company shall not be required to pay any remaining installments of the agreed-upon purchase price of such terminated options or other forms of equity-based compensation to AMD or to any other Person.

D. Miscellaneous.

1. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement.

2. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other party.

3. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, UNITED STATES OF AMERICA, AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND WHOLLY TO BE PERFORMED WITHIN THE STATE OF DELAWARE (WITHOUT REFERENCE TO ANY CHOICE OR CONFLICTS OF LAWS RULES OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

4. From and after the Amendment Effective Date, all references in the Agreement shall be deemed to be references to the Agreement as modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Amendment Effective Date.

MEMBERS

AMD INVESTMENTS, INC.

By:	/s/ J. Michael Woollems
Name:	J. Michael Woollems
Title:	Director

FUJITSU MICROELECTRONICS HOLDING, INC.

By:
Name:
Title: